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                                                                Exhibit 15(a)(a)

                                  AMENDMENT TO
                  SHAREHOLDER SERVICING AND DISTRIBUTION PLAN
                  -------------------------------------------
                        (Dated as of August 25, 1993)

     WHEREAS, pursuant to resolutions adopted by the Board of Directors of Kidder, Peabody Investment Trust III ('Trust') on December 16, 1994, Mitchell Hutchins Asset Management Inc. ('Mitchell Hutchins') was appointed distributor of the Trust's shares, including the shares of its series, Kidder, Peabody Small Cap Equity Fund ('Fund');

     NOW, THEREFORE, the Trust hereby adopts, on behalf of the Fund, the following amendment to the above-referenced plan ('Plan'):

          All references to 'Kidder, Peabody & Co. Incorporated' in the Plan are hereby replaced with 'Mitchell Hutchins Asset Management Inc.' and all references to 'Kidder, Peabody' in the Plan are hereby replaced with 'Mitchell Hutchins.'

     IN WITNESS WHEREOF, the Trust, on behalf of the Fund, has executed this 'Amendment to the Shareholder Servicing and Distribution Plan' on the day and
 year set forth below.

Date: January 30, 1995

                                          KIDDER, PEABODY INVESTMENT TRUST III

                                          By: Lawrence H. Kaplan
                                              ----------------------------------

Attest: Dawn Ciulla
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